Exhibit A

AGREEMENT

Each of the undersigned hereby consents and agrees to this joint filing to Schedule 13G for the Common Stock of Mercer International Inc.

August 14, 2026
(Date)

WHITEBOX ADVISORS LLC

/s/ Muqu Karim
(Signature)
Muqu Karim Chief Operating Officer & Chief Financial Officer
(Name/Title)

August 14, 2026
(Date)

WHITEBOX GENERAL PARTNER LLC

/s/ Muqu Karim
(Signature)
Muqu Karim Authorized Signatory
(Name/Title)